Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-286814 and 333-284449) and Form F-3 (File No. 333-292449) of JINXIN TECHNOLOGY HOLDING COMPANY of our report dated April 18, 2025, relating to the consolidated financial statements of JINXIN TECHNOLOGY HOLDING COMPANY appearing in its Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

San Mateo, California	WWC, P.C.
April 28, 2026	Certified Public Accountants
PCAOB ID: 1171